EXECUTION COPY

                              AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT is made as of this 6th day of February, 2003, between VANGUARD WORLD FUND, a Delaware statutory trust (the "Trust"), and SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., a Delaware corporation (the "Adviser").

                               W I T N E S S E T H

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS,   the  Trust   offers  a  series  of  shares   known  as  Vanguard
International Growth Fund (the "Fund"); and

     WHEREAS, the Trust retains the Adviser to render investment advisory services to the Fund under an Investment Advisory Agreement dated as of April 1, 1993; and

     WHEREAS, the Trust desires to amend and restate such Investment Advisory Agreement in certain respects, and the Adviser is willing to render investment advisory services to the Fund in accordance with such amendments.

     NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this "Agreement," the Trust and the Adviser hereby agree as follows:

     1. APPOINTMENT OF ADVISER. The Trust hereby employs the Adviser as investment adviser, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust's Board of Trustees (the "Board of Trustees") determines in its sole discretion to assign to the Adviser from time to time (referred to in this Agreement as the "Schroder Portfolio"). As of the date of this Agreement, the Schroder Portfolio will consist of the portion of the assets of the Fund that the Board of Trustees has determined to assign to the Adviser, as communicated to the Adviser on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Adviser. The Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF ADVISER. The Trust employs the Adviser to manage the investment and reinvestment of the assets of the Schroder Portfolio; to continuously review, supervise, and administer an investment program for the Schroder Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Adviser that the Fund is required to maintain; and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Adviser will discharge the foregoing responsibilities subject to the supervision and oversight of the Fund's officers and the Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Adviser in writing, and applicable laws and regulations. The Adviser agrees to

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provide, at its own expense,  the office space,  furnishings and equipment,  and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Schroder Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions. To the extent expressly permitted by the written policies and procedures established by the Board of Trustees, and subject to Section 28(e) of the Securities Exchange Act of 1934, as amended, any interpretations thereof by the Securities and Exchange Commission or its staff, and other applicable law, the Adviser is permitted to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities to the accounts as to which it exercises investment discretion. The execution of such transactions in conformity with the authority expressly referenced in the immediately preceding sentence shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Subject to the first sentence of this Section 3, the Adviser agrees to comply with any directed brokerage or other brokerage policies and procedures that the Fund communicates to the Adviser in writing. The Adviser will promptly communicate to the Fund's officers and the Board of Trustees any information relating to the portfolio transactions the Adviser has directed on behalf of the Schroder Portfolio as such officers or the Board may reasonably request.

     4. COMPENSATION OF ADVISER.

     (a) BASIC FEE. For the services to be rendered by the Adviser as provided in Section 2 of this Agreement, the Fund shall pay to the Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying the following annual percentage rates to the average month-end net assets of the Schroder Portfolio for the quarter:

0.350% on the first $50 million of net assets of the Schroder Portfolio; 0.175% on the next $950 million of net assets of the Schroder Portfolio; and 0.125% on the net assets of the Schroder Portfolio in excess of $1 billion.

     (b) INCENTIVE/PENALTY FEE ON ASSETS OF $1 BILLION OR LESS. On the assets of the Schroder Portfolio of $1 billion or less, the Basic Fee, as provided above, shall be increased or decreased by an amount equal to 0.075% per annum (0.01875 of 1% per quarter) of the average month-end net assets of the Schroder Portfolio of $1 billion or less, if the investment performance of the Schroder Portfolio for the thirty-six months preceding the end of the quarter is twelve percentage points or more above or below, respectively, the investment record of the Morgan Stanley Capital International Europe, Australasian, Far East Index (the "Index")

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for the same period;  or by an amount equal to 0.0375% per annum (0.009375 of 1%
per quarter) if the investment performance of the Schroder Portfolio for such thirty-six months is six or more but less than twelve percentage points above or below, respectively, the investment record of the Index for the same period.

     (c) INCENTIVE/PENALTY FEE ON ASSETS IN EXCESS OF $1 BILLION. On assets of the Schroder Portfolio in excess of $1 billion, the Basic Fee, applicable to that amount of assets, as set forth above (0.125% annually), shall be increased or decreased by an amount equal to 0.0500% per annum (0.0125% per quarter) of the average month-end net assets of the Schroder Portfolio in excess of $1 billion if the investment performance of the Schroder Portfolio for the thirty-six months preceding the end of the quarter is twelve percentage points or more above or below, respectively, the investment record of the Index for the same period; or by an amount equal to 0.025% per annum (0.00625% per quarter) if the investment performance of the Schroder Portfolio for such thirty-six months is six or more, but less than twelve percentage points above or below, respectively, the investment record of the Index for the same period.

     (d) BASIC FEE CALCULATION AND INCENTIVE/PENALTY FEE CALCULATION. The calculation of the compensation payable by the Fund to the Adviser pursuant to
Section 4(a) shall be referred to as the "Basic Fee Calculation." The calculation of the compensation payable by the Fund to the Adviser pursuant to Sections 4(b) and 4(c) shall be referred to as the "Incentive/Penalty Fee Calculation."

     4.1. SPECIAL RULES RELATING TO ADVISER'S COMPENSATION. The following special rules will also apply to the Adviser's compensation:

     (a) SCHRODER PORTFOLIO UNIT VALUE. The "Schroder Portfolio unit value" shall be determined by dividing the total net assets of the Schroder Portfolio by a given number of units. The number of units in the Schroder Portfolio shall be equal to the total shares outstanding of the Fund at the close of business on January 27, 2003; provided, however, that as assets are added to or withdrawn from the Schroder Portfolio, the number of units of the Schroder Portfolio shall be adjusted based on the unit value of the Schroder Portfolio on the day such changes are executed.

     (b) SCHRODER PORTFOLIO PERFORMANCE. The investment performance of the Schroder Portfolio for any period, expressed as a percentage of the Schroder Portfolio unit value at the beginning of the period, will be the sum of: (i) the change in the Schroder Portfolio unit value during such period; (ii) the unit value of the Fund's cash distributions from the Schroder Portfolio's net investment income and realized net capital gains (whether short or long term) having an ex-dividend date occurring within the period; and (iii) the unit value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period by the Schroder Portfolio, expressed as a percentage of the Schroder Portfolio unit value at the beginning of such period. For this purpose, the value of distributions of realized capital gains per unit of the Schroder Portfolio, of dividends per unit of the Schroder Portfolio paid from investment income, and of capital gains taxes per unit of the Schroder Portfolio paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in units of the

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Schroder  Portfolio  at the unit value in effect at the close of business on the record date for the payment of such distributions and dividends (which date shall be the relevant ex-dividend date) and the date on which provision is made for such taxes, after giving effect to such distributions, dividends, and taxes.

     (c) INDEX PERFORMANCE. The investment record of the Index for any period, expressed as a percentage of the Index level at the beginning of such period, will be the sum of (i) the change in the level of the Index during such period, and (ii) the value, computed consistently with the Index, of cash distributions having an ex-dividend date occurring within such period made by companies whose securities make up the Index. For this purpose, cash distributions on the securities that make up the Index will be treated as reinvested in the Index, at least as frequently as the end of each calendar quarter following the payment of the dividend. The calculation will be gross of applicable costs and expenses, and consistent with the methodology used by Morgan Stanley Capital International Inc.

     (d) PERFORMANCE COMPUTATIONS. The foregoing notwithstanding, any computation of the investment performance of the Schroder Portfolio and the investment record of the Index shall be in accordance with any then applicable rules of the U.S. Securities and Exchange Commission.

     (e) SCHRODER PORTFOLIO UNIT VALUE CALCULATION. The calculation of the Schroder Portfolio unit value pursuant to Section 4.1(a) and the calculation of the investment performance of the Schroder Portfolio for any period pursuant to
Section 4.1(b) each shall be referred to as the "Schroder Portfolio unit value Calculation."

     (f) EFFECT OF TERMINATION. In the event of termination of this Agreement, the fees provided in this Agreement will be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days the Adviser performed services hereunder during the fiscal quarter in which such termination becomes effective as a percentage of the total number of days in such quarter.

     4.2 TRANSITION RULES FOR CALCULATING ADVISER'S COMPENSATION. The following transition rules will apply to the determination of the Basic Fee Calculation, the determination of the Incentive/Penalty Fee Calculation, and the determination of the Schroder Portfolio unit value Calculation:

     (a) DETERMINATION OF THE BASIC FEE CALCULATION. The Basic Fee Calculation with respect to the Fund's fiscal quarter ending February 28, 2003 shall be based on an average of the following three month-end net asset determinations:
(i) the month-end net assets of the Fund for the month of December, 2002; (ii) the month-end net assets of the Fund for the month of January, 2003; and (iii) the month-end net assets of the Schroder Portfolio for the month of February, 2003. The Basic Fee Calculation with respect to the Fund's fiscal quarters


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ending  after  February  28,  2003 shall be based on the average  month-end  net assets of the Schroder Portfolio for the quarter.

     (b)   DETERMINATION  OF  THE   INCENTIVE/PENALTY   FEE   CALCULATION.   The
Incentive/Penalty Fee Calculation shall be modified as follows:

     (i) in making the average month-end net assets determination in connection with the Incentive/Penalty Fee Calculation with respect to any thirty-six month period inclusive of a calendar month prior to the month of January, 2003, such average month-end net assets determination shall be based on the average month-end net assets of the Fund (and not the average month-end net assets of the Schroder Portfolio) for each such calendar month prior to the month of January, 2003;

     (ii) in making the average month-end net assets determination in connection with the Incentive/Penalty Fee Calculation with respect to any thirty-six month period inclusive of the month of January, 2003, and in determining the month-end net assets for the month of January, 2003, such month-end net assets for the month of January, 2003 shall be determined in a manner that makes [a pro rata adjustment] to reflect the Adviser's management of the entire Fund prior to January 28, 2003, and the Adviser's management of only the Schroder Portfolio on and after January 28, 2003.

     (c) DETERMINATION OF THE SCHRODER PORTFOLIO UNIT VALUE CALCULATION. The Schroder Portfolio unit value Calculation shall be determined in a manner that makes an appropriate adjustment for the application of the transition rules provided in Section 4.2(a) and 4.2(b).

     (d) VERIFICATION AND PROOF. The determinations and calculations required under this Section 4.2 shall be subject to reasonable requests for written verification and proof by any party to this Agreement.


     5. REPORTS. The Fund and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in partners of the Adviser (to the extent applicable).

     6. COMPLIANCE. The Adviser agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to the Adviser in writing, including, without limitation, any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

     7. STATUS OF ADVISER. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

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     8.  LIABILITY OF ADVISER.  No provision of this Agreement will be deemed to protect the Adviser against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. FORCE MAJEURE. The Adviser shall not be responsible for any loss or damage, or failure to comply or reasonable delay in complying with any duty or obligation, under or pursuant to this Agreement arising as a direct or indirect result of any reason, cause or contingency beyond its reasonable control, including (without limitation) natural disasters, nationalization, currency restrictions, act of war, act of terrorism, act of God, postal or other strikes or industrial actions, or the failure, suspension or disruption of any relevant stock exchange or market. The Adviser shall notify the Fund promptly when it becomes aware of any event described above. The Fund shall not be responsible for temporary delays in the performance of its duties and obligations hereunder and correspondingly shall not be liable for any loss or damage attributable to such delay in consequence of any event described above.

     10. DURATION; TERMINATION; NOTICES; AMENDMENT. This Agreement will become effective on the date hereof and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as each such successive continuance is approved at least annually by votes of the Trust's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to the Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Adviser on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

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If to the Fund, at:

Vanguard World Fund - Vanguard International Growth Fund
P.O. Box 2600
Valley Forge, PA 19482
Attention:  Portfolio Review Group
Telephone: 610-669-5846
Facsimile:  610-503-5855

If to the Adviser, at:

Schroder Investment Management North America Inc.
875 Third Avenue
22nd Floor
New York, New York 10022
Attention: Frances Selby
Telephone: 212-641-3987
Facsimile: 212-641-3985

     This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund of the Trust.

     As used in this Section 10, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     11. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     12. CONFIDENTIALITY. The Adviser shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than the Trust, the Board of Directors of the Trust, Vanguard, and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body or official having jurisdiction over the Adviser, or (iii) for information that is publicly available other than due to disclosure by the Adviser or its affiliates or becomes known to the Adviser from a source other than the Trust, the Board of Directors of the Trust, or Vanguard.

     13. PROXY POLICY. The Adviser acknowledges that The Vanguard Group, Inc. will vote the shares of all securities that are held by the Fund unless other mutually acceptable arrangements are made with the Adviser with respect to the Schroder Portfolio.


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     14.  GOVERNING  LAW. All questions  concerning the validity,  meaning,  and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

     15. TREATMENT OF THE FUND UNDER FSA RULES. The Fund will be treated as an Intermediate Customer under the rules of the Financial Services Authority in the United Kingdom.

     IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Investment Advisory Agreement to be executed as of the date first set forth herein.



SCHRODER INVESTMENT
MANAGEMENT
NORTH AMERICA INC.                             VANGUARD WORLD FUND

Frances P. Selby   February 6, 2003       R. Gregory Barton    February 6, 2003
-----------------------------------       -------------------------------------
Signature               Date              Signature                 Date

Frances P. Selby Executive Vice President R. Gregory Barton    February 6, 2003
-----------------------------------       -------------------------------------
Print Name              Title              Print Name                Title



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